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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF METROCALL, INC.

Metrocall USA, Inc. (a Delaware corporation)

Metrocall of Virginia, Inc. (a Virginia corporation)

Metrocall of Shreveport, Inc. (a Louisiana corporation)

Florida Network USA, Inc. (a Florida corporation)

  Page East, Inc. (a North Carolina corporation)

A+ Network Acquisitions, Inc. (a Tennessee corporation)

A+ Beepers, Inc. (a Tennessee corporation)

A+ Network of Jacksonville, Inc. (a Florida corporation)

AAA Answering Services, Inc. (a Tennessee corporation)

AAA Answering Service of Jackson, Inc. (a Tennessee corporation)

AAA Answering Service of Birmingham, Inc. (an Alabama corporation)

Exchange Answering Service of Louisville, Inc. (a Tennessee corporation)

Exchange Answering Service of Memphis, Inc. (a Tennessee corporation)